State of Delaware
Secretary of State
Division of Corporations
Delivered 06:33 PM 10/08/2019
FILED 06:33 PM 10/08/2019
SR 20197449085 - File Number 4374801

SUGARMADE, INC.

CERTIFICATE OF DESIGNATION OF SERIES B SENIOR PREFERRED STOCK, SETTING FORTH THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Sugarmade, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

The Amended and Restated Certificate of Incorporation of the Corporation (the "Charter") confers upon the Board of Directors of the Corporation (the "Board of Directors") the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, designations, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

On October 8, 2019, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series B Preferred Stock, comprised initially of 5,000,000 shares and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized SENIOR CONVERTIBLE, ZERO INTEREST, PREFERRED STOCK WITH FULL VOTING RIGHTS ON AN AS CONVERTED TO COMMON BASIS, par value $0.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation and Number.

The shares of such series shall be designated as the Series B Preferred Stock (the "Series B Preferred Stock"). The number of shares initially constituting the Series B Preferred Stock shall be Five Million (5,000,000).

Section 2. Dividends and Distributions.

The Series B Preferred Stock will participate in all dividends and distributions, if any, on an as converted to Common Stock basis.

Section 3. Interest Payable on Series B Preferred Stock.

There will be no interest paid to the holders of the Series B Preferred Stock.

Section 4. Voting.

a. Each holder of shares of the Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation.

b. Except as otherwise provided herein or as required by law, the Series B Preferred shall vote together with the Common Stock and Series A Preferred at any annual or special meeting of the stockholders (or by written consent of the stockholders in lieu of such a meeting) and not as a separate class, and may act by written consent in the same manner as the Common Stock and Series A Preferred.

Section 5. Conversion Rights.

Each Series B Preferred Share shall be redeemable into One Thousand (1,000) shares of Common Stock.

Section 6. Redemption.

The Holders of the Series B Preferred Stock shall have on demand conversion rights at any time Ninety Days (90 Days) after acquisition of any such Series B Preferred Stock.

Section 7. Liquidation Event.

The Series B Preferred Stock shall provide SENIOR liquidations rights to the holders, as follows:

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall receive PREFERENCE in any payment or distribution and shall hold a position that is SENIOR to any other class of common or preferred shares.

(b) Non-Cash Consideration. If any assets of the Corporation distributed to holders of the Series B Preferred Stock in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by written resolution of the Board of Directors, except that any securities to be distributed to holders of the Series B Preferred Stock in a liquidation, dissolution, or winding up of the Corporation shall, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, be valued as follows:

(i) The method of valuation of securities not subject to an investment representation letter or other similar restrictions on free marketability shall be as follows:

(1) if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-calendar day period ending three trading days prior to the distribution; and

(2) if (1) above does not apply but the securities are actively traded over the counter, then the value shall be deemed to be the average of the closing bid prices over the 30-calendar day period ending three trading days prior to the distribution; and

(3) if there is no active public market as described in clauses (1) or (2) above, then the value shall be the fair market value thereof, as determined in good faith by written resolution of the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Sections (6)(b)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by written resolution of the Board of Directors.

Section 8. Modification; Amendment or Waiver.

The terms of this Certificate of Designation shall not, by merger, consolidation or otherwise, be amended, waived, altered or repealed without the affirmative vote of the holders of a majority all shareholders of the Corporation.

Section 9. Severability.

If any term of this Certificate of Designation is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this Certificate of Designation as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this Certificate of Designation will be deemed dependent upon any other such term unless so expressed in this Certificate of Designation.

IN WITNESS WHEREOF, the board of directors of the Corporation has caused this Certificate of Designation to be duly executed in its corporate name on this 8th day of October 2019.

SUGARMADE, INC.

By: /s/ Jimmy Chan

Name: Jimmy Chan

Title: Chairman of the Board